EXHIBIT 99.1

Advanced Medical Isotope Corporation
Announces Board of Directors Appointment

KENNEWICK, Wash., Sept. 11, 2012 (GLOBE NEWSWIRE) -- Advanced Medical Isotope Corporation ("AMIC") (OTCBB:ADMD), a company engaged in the production and distribution of medical isotopes, has added one of the region's top medical device entrepreneurs, Thomas J. Clement, to the Board of Directors. Clement has over 30 years experience in product development engineering, engineering management, and senior management. He was a founding employee of Heart Technology, which grew to more than $100 million in revenue and was acquired by Boston Scientific. In 1998 Clement co-founded Pathway Medical Technologies, Inc. Serving as CEO, he successfully raised more than $84 million. Pathway was acquired by Bayer Healthcare of Germany in 2011.

Tom Clement has recently held the positions of Chairman of the Washington State Biotechnology and Biomed Association (WBBA) as well as the Director of New Ventures-Life Sciences for the University of Washington's Center for Commercialization. Tom is currently the CEO of two start-up companies, Cardiac Insight, Inc., and Aqueduct Neurosciences, Inc. and is on the Board of Directors of several medical technology companies.

Further, Mr. Clement serves as a Governor appointed Board member for the Washington Global Health Fund and an Advisory Board Member on the Visiting Committee for the University of Washington's Educational Outreach Programs. Clement has a Master of Science in Electrical Engineering from the University of Washington, and an Executive MBA from Stanford.

"I'm honored and delighted to be elected to the Board of Directors of AMIC. I will do my best to add significant value towards the implementation of the dynamic business plan that AMIC is pursuing," said Clement.

James C. Katzaroff, CEO of AMIC, stated, "My position on the Board of Directors of the WBBA has afforded me the opportunity to get to know Tom Clement, as well as for Tom to understand the exciting path forward that AMIC is strategically implementing. Tom's experiences and business acumen complements our future growth plans and I look forward to working closely with him to execute our next phase of growth."

About Advanced Medical Isotope Corporation

Advanced Medical Isotope Corporation (AMIC)(OTCBB:ADMD) is a U.S.-based public company engaged in the production and distribution of medical isotopes and in the development and identification of medical isotope technologies that are changing the practice of medicine and revolutionizing the standard of medical care.

The Advanced Medical Isotope Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5139

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but not limited to, statements related to AMIC's beliefs and expectations regarding its licensed patents. These statements involve current expectations and beliefs as to future events and other statements that are not historical facts. Known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those anticipated by these forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, risks relating to product development, regulatory approval, sales and marketing, and competition, risks relating to patents, and such other risks as are defined in AMIC's annual report filed by AMIC with the U.S. Securities and Exchange Commission. These forward-looking statements apply only as of the date of this press release, and AMIC undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change AMIC's expectations.

CONTACT:	Advanced Medical Isotope Corporation James C. Katzaroff (509)-736-4000 6208 W. Okanogan Ave. Kennewick, Wa. 99336